Exhibit 99.1

Company Contact:	Media Contact:	Investor Relations:
David Beckman	Paul Lutz	Neal Miller
Global Chief Legal Officer & Secretary	SITEL Worldwide Corporation	SITEL Worldwide Corporation
SITEL Worldwide Corporation	+1 877.95.Sitel	+1 877.95.Sitel
+1 877.95.Sitel	paul.lutz @sitel.com	neal.miller@sitel.com
david.beckman@sitel.com

Sitel Names Don Berryman President of the Americas

Promotion Recognizes Berryman’s Success as a Manager and Leader

Nashville, Tenn. — January 10, 2012--Sitel, a leading customer care outsourcing provider, today announced that Don Berryman has been named President of Sitel’s Americas region. Berryman joined Sitel in February of 2009 as the leader of Sitel’s Global Sales and Marketing organization. In early 2010, he was assigned to lead the Americas region as General Manager.

“This promotion recognizes Don’s outstanding leadership skills and performance,” said Bert Quintana, President and CEO. “Don is a dynamic, people-focused leader with an amazing ability to teach, develop and grow organizations. We look to him and the Americas region to continue delivering excellent results and serving as a solid foundation for the company’s future growth.”

About Sitel
Sitel is a world leader in outsourced customer care services. With over 26 years of industry experience, Sitel has twice been ranked as the top overall call center outsourcing provider in Datamonitor’s annual Black Book of Outsourcing survey.  Sitel’s approximately 57,000 employees provide clients with predictable and measurable Return on their Customer Investment by building customer loyalty, increasing sales and improving efficiency.  Sitel’s solutions span 135+ domestic, nearshore, and offshore centers in 26 countries across North America, South America, Europe, Africa, and Asia Pacific.  The company is privately held and majority owned by Canadian diversified company, Onex Corporation. For more information, please visit www.sitel.com.